Exhibit 99.2

Staffing 360 Solutions Completes Acquisition of Lighthouse Placement Services, LLC

Latest Acquisition Extends Reach of Engineering Offerings to a Diverse Client Base and Adds $15 Million in Revenues

New York, NY – July 13, 2015 – Staffing 360 Solutions, Inc. (OTCQB: STAF), a public company executing a global buy-and-build strategy through the acquisition of staffing organizations with operations in the US and UK, announced today that it has completed the acquisition of engineering staffing firm, Lighthouse Placement Services, LLC. The acquisition closed on July 8, 2015.

Lighthouse provides engineering workforce solutions to a diverse set of clients, ranging from local firms to international enterprises and defense contractors in Eastern Massachusetts and New Hampshire. Founded in 2001, Lighthouse has grown rapidly over the past 14 years and now boasts a run-rate of approximately $15 million in annualized revenue.

“The acquisition of Lighthouse is a significant addition to our organization and is a major development for our loyal shareholders,” stated Matt Briand, CEO and President of Staffing 360 Solutions. “Enhancing our engineering services and other high-margin offerings, is a key initiative for our company. Lighthouse strengthens the depth of our operations in the United States and complements our previous acquisitions.”

With over 50 years of combined experience placing highly qualified, well matched individuals into high technology positions, Lighthouse principals Alison and David Fogel take great pride in Lighthouse's ability to understand the needs of the constantly changing, high technology labor market.

“We are pleased to welcome Alison and David Fogel to our growing roster of highly skilled industry experts,” stated Jeff R. Mitchell, Chief Financial Officer of Staffing 360 Solutions. “They are a dynamic team that represents another important progression in our growth and development. Not only does Lighthouse demonstrate our ability to deliver accretive acquisitions, the transaction continues our momentum to achieving our stated revenue goal of $300 million. Lighthouse delivers new and exciting engineering verticals, generates attractive margins, and exemplifies a steadfast dedication to quality employees and organic growth.”

Starting with a focus in engineering, Lighthouse has expanded into the pharmaceutical, biotechnology and IT sectors. Lighthouse Placement Services has become recognized as an industry leader in the technical staffing arena, winning numerous awards and accolades, including a Top Diversity Business in 2014 and one of the Best Places to Work according to the Boston Business Journal.

“We are excited to join the team at Staffing 360 Solutions,” commented Alison Fogel, President of Lighthouse. “As part of a public company, our clients will have access to a wider range of resources and our dedicated workforce will have more opportunities for growth as part of an organization that is determined to reach $300 million in revenue.”

David Fogel, Vice President of Lighthouse added, “We believe our technical knowledge and practical expertise with engineering professionals represents a tremendous value proposition to clients. As the newest addition to the Staffing 360 Solutions family, we look forward to expanding our reach and continuing our collective pursuit of delivering quality services and growth.”

Staffing 360 Solutions believes that a consolidation strategy is ideally suited for the highly fragmented temporary staffing industry. The Company’s management team has been engaged in the development of a comprehensive program to create a robust pipeline of prospective acquisitions, with a longer term objective of driving annual revenue to $300 million. The Company’s latest acquisition of Lighthouse represents another key milestone in the implementation of this strategy.

About Lighthouse Placement Services, LLC

Lighthouse Placement Services, LLC specializes in placing engineering professionals in high caliber positions throughout Eastern Massachusetts and Southern New Hampshire. Founded in 2001, the firm grew quickly and has expanded into the pharmaceutical, biotechnology and IT sectors. Investments in hiring and training internal staff, corporate infrastructure, marketing and process improvement have allowed Lighthouse Placement Services to become recognized as an industry leader in the technical staffing arena, winning numerous awards and accolades, such as a Top Diversity Business in 2014 and one of the Best Places to Work from the Boston Business Journal. For more information, please visit: www.lighthouseplacement.com

About Staffing 360 Solutions, Inc.

Staffing 360 Solutions, Inc. (OTCQB: STAF) is a public company in the staffing sector engaged in the execution of a global buy-and-build strategy through the acquisition of domestic and international staffing organizations with operations in the US and UK. The Company believes the staffing industry offers opportunities for accretive acquisitions that will drive its annual revenues to $300 million. As part of its targeted consolidation model, the Company is pursuing acquisition targets in the finance and accounting, administrative, engineering and IT industries. For more information, please visit: www.staffing360solutions.com.

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Forward-Looking Statements

Certain matters discussed within this press release are forward-looking statements including, but not limited to the timing and ability to enter into any additional acquisitions, as well as the size of future revenue. Although Staffing 360 Solutions, Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Specifically, in order for the Company to achieve annualized revenues of $300 million, the Company will need to successfully raise sufficient capital, to consummate additional target acquisitions, successfully integrate any newly acquired companies, organically grow its business, successfully defend current and any potential future litigation, as well as various additional contingencies, many of which are unknown at this time and generally out of the Company’s control. The Company can give no assurance that it will be able to achieve these objectives. Staffing 360 Solutions does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law. Factors that could cause actual results to differ materially from expectations include general industry considerations, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in Staffing 360 Solutions’ reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

Investor Contact:

Staffing 360 Solutions, Inc.

Darren Minton, Executive Vice President

212.634.6413

investors@staffing360solutions.com

Financial Contact:

Staffing 360 Solutions, Inc.

Jeff R. Mitchell, Chief Financial Officer

212.634.6411

info@staffing360solutions.com